PROXY RESULTS

   Tri-Continental Corporation Stockholders voted on the following proposals at the Annual Meeting of Stockholders on May 20, 1999, in Palm Beach, Florida. The description of each proposal and the voting results are stated below. Each nominee for Director was elected, the selection of Deloitte & Touche LLP as auditors for 1999 was ratified, and the proposal to amend the Charter to increase the number of authorized shares of Common Stock was approved. None of the Stockholder proposals passed.

                                          For            Withheld
                                       ---------         ---------
Election of Directors:
  John E. Merow                       88,966,268         3,296,791
  Betsy S. Michel                     88,954,818         3,308,241
  James C. Pitney                     88,926,961         3,336,098
  James N. Whitson                    89,019,240         3,243,819


                                                                                             Broker
                                          For             Against          Abstain          Non-Vote
                                      ----------        ----------        ---------        ----------
Ratification of Deloitte &
  Touche LLP as auditors              90,501,055           897,898          864,106            n/a

Approval of Amendment to the
  Charter to increase the number
  of authorized shares of
  Common Stock                        85,208,340         5,752,918        1,301,801            n/a

Stockholder proposal relating to:
  1) Open-ending                       9,145,517        55,133,427        3,101,430        24,882,685

  2) Additional qualifications
     for potential Directors          10,712,690        53,426,811        3,240,873        24,882,685

  3) Removal of J. &W. Seligman
     & Co. Incorporated
     as Manager                        7,322,615        56,130,316        3,927,443        24,882,685